Exhibit 99.5

Noble Innovations, Inc. Announces Attendance at the Excellence in Building Conference & Expo in St. Paul, Minnesota

Tuesday October 16, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that it attended the 25th Anniversary Excellence in Building Conference & Expo (EEBA) in St. Paul, Minnesota October 9 - 11, 2007. Noble Innovations both showcased its products and took an active part in the education and learning segments of the conference by sharing with attendees the future of the company in the development of its "green" product lines.

The 2007 Excellence in Building Conference & Expo was an historic three days of interactive sessions and an EEBA Alumni Reunion. A highlight of the conference was the recognition of the 25 people, products, technologies and programs that have improved the performance of new homes during the past 25 years. Nearly 1000 attendees and over 50 exhibitors, including Noble Innovations, Inc., showcased their latest products and services at the show.

According to James Cole, President and CEO of Noble Innovations, Inc., "The Excellence in Building Conference & Expo gave us the opportunity to present our new products in front of a prestigious group of U.S. builders and major contractors." Cole also stated, "This was the first of many shows we have scheduled to attend during the remainder of 2007 and into 2008 and we are very pleased with the overwhelmingly positive feedback from the builders and 'green' consultants and buyers who attended this show. Comments on our products and the direction in which we are taking Noble Innovations were very positive. Nearly every builder that visited our booth left excited and anxious to work with us in the future. "

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the first stages of production of products.

Forward Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's having attended the Excellence in Building Conference & Expo; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com